Exhibit 99.1

SENSEONICS HOLDINGS, INC. REPORTS SECOND QUARTER 2022 FINANCIAL RESULTS

GERMANTOWN, MD, August 9, 2022 —Senseonics Holdings, Inc. (NYSE American: SENS), a medical technology company focused on the development and manufacturing of long-term, implantable continuous glucose monitoring (CGM) systems for people with diabetes, today reported financial results for the quarter ended June 30, 2022.

Recent Highlights & Accomplishments:

•	Achieved CE mark approval for the Eversense E3 6-month CGM System with exceptional accuracy and reduced calibration planned for European commercial launch in Q3

•	Completed transition of U.S. commercial patients to the Eversense E3 System--now only E3 systems are being shipped to U.S. clinics, led by our global commercial partner, Ascensia Diabetes Care.

•	CMS issued G-codes became effective July 1, 2022, providing access to E3 for all eligible Medicare beneficiaries

•	Anthem (now Elevance Health) coverage decision adds 45 million covered lives for Eversense E3 CGM

•	Expanded data accessibility for patients to share and combine their Eversense CGM data with other data sources and third party integrated apps by making Eversense information available through AppleHealth

•	Generated revenue of $3.7 million in the second quarter of 2022

“The first half of the year was focused on building the foundation to increase global patient adoption of our next generation, longer duration E3 system, with the U.S. launch and the European CE mark,” said Tim Goodnow, PhD, President and Chief Executive Officer of Senseonics. “As we execute this plan, we realized several second quarter accomplishments– inserting the first U.S. E3 patients, building brand awareness, increasing patient access through payor coverage policy transitions, scaling up manufacturing and advancing 365-day system program feasibility studies. We are encouraged by the early progress of the E3 launch and look forward to continued collaboration with Ascensia to deliver the benefits of Eversense to more patients and providers.”

Second Quarter 2022 Results:

Total revenue for the second quarter of 2022 was $3.7 million, compared to $3.3 million for the second quarter of 2021. U.S. revenue was $1.2 million in the second quarter of 2022, compared to $1.0 million in the prior year period, and revenue outside the U.S. was $2.5 million in the second quarter of 2022, compared to $2.3 million in the prior year period.

Second quarter 2022 gross profit of $0.8 million increased from $0.4 million in the second quarter of 2021.

Second quarter 2022 research and development expenses increased by $2.2 million year-over-year, to $9.3 million. The increase was primarily due to investments in product and clinical trials for next generation technologies.

Second quarter 2022 selling, general and administrative expenses decreased by $0.6 million year-over-year, to $8.6 million. The decrease was primarily the result of reduced payroll expenses related to stock-based compensation.

Net income was $104.2 million, or $0.22 per share, in the second quarter of 2022 compared to a net loss of $180.3 million, or ($0.42) per share, in the second quarter of 2021. Net income increased by $284.5 million due to the accounting for embedded derivatives and fair value adjustments.

Cash, cash equivalents, short and long-term investments were $150.5 million and outstanding indebtedness was $103.9 million as of June 30, 2022.

2022 Financial Outlook

Senseonics reiterates the expectation for full year 2022 global net revenue to be in the range of $14.0 million to $18.0 million.

Conference Call and Webcast Information:

Company management will host a conference call at 4:30 pm (Eastern Time) today, August 9, 2022, to discuss these financial results and recent business developments. This conference call can be accessed live by telephone or through Senseonics’ website.

Live Teleconference Information: Dial in number: 888-317-6003 Entry Number: 3659816 International dial in: 412-317-6061	Live Webcast Information: Visit http://www.senseonics.com and select the “Investor Relations” section

A replay of the call can be accessed on Senseonics’ website http://www.senseonics.com under “Investor Relations.”

About Senseonics

Senseonics Holdings, Inc. (“Senseonics”) is a medical technology company focused on the development and manufacturing of glucose monitoring products designed to transform lives in the global diabetes community with differentiated, long-term implantable glucose management technology. Senseonics' CGM systems, Eversense®, Eversense® XL and Eversense® E3 include a small sensor inserted completely under the skin that communicates with a smart transmitter worn over the sensor. The glucose data are automatically sent every 5 minutes to a mobile app on the user's smartphone.

Forward Looking Statements

Any statements in this press release about future expectations, plans and prospects for Senseonics, including the revenue projections under “2022 Financial Outlook,” statements about the commercial launch of Eversense® E3, statements regarding increasing patient access and adoption, statement regarding advancing development programs, and other statements containing the words “believe,” “expect,” “intend,” “may,” “projects,” “will,” “planned,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: uncertainties inherent in the commercial launch of Eversense® E3 CGM system and commercial expansion of the Eversense product, uncertainties inherent in the transition of commercialization responsibilities to Ascensia Diabetes Care and its commercial initiatives, uncertainties in insurer, regulatory and administrative processes and decisions, uncertainties in the duration and severity of the COVID-19 pandemic, uncertainties inherent in the development and registration of new technology, uncertainties relating to the current economic environment, and such other factors as are set forth in the risk factors detailed in Senseonics’ Annual Report on Form 10-K for the year ended December 31, 2021, the Quarterly Report on Form 10-Q for the six months ended June 30, 2022 and Senseonics’ other filings with the SEC under the heading “Risk Factors.” In addition, the forward-looking statements included in this press release represent Senseonics’ views as of the date hereof. Senseonics anticipates that subsequent events and developments will cause Senseonics’ views to change. However, while Senseonics may elect to update these forward-looking statements at some point in the future, Senseonics specifically disclaims any obligation to do so except as required by law. These forward-looking statements should not be relied upon as representing Senseonics’ views as of any date subsequent to the date hereof.

Investor Contact

Philip Taylor

Investor Relations

415-937-5406

Investors@senseonics.com

Senseonics Holdings, Inc.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	June 30,	December 31,
	2022	2021
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$45,425	$33,461
Short term investments, net	93,758	96,445
Accounts receivable, net	220	205
Accounts receivable, net - related parties	3,824	1,768
Inventory, net	7,251	6,316
Prepaid expenses and other current assets	7,818	6,218
Total current assets	158,296	144,413

Option	1,085	239
Deposits and other assets	3,347	1,086
Long term investments, net	11,334	51,882
Property and equipment, net	1,263	1,308
Total assets	$175,325	$198,928

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,734	$1,204
Accrued expenses and other current liabilities	10,731	10,667
Accrued expenses and other current liabilities- related parties	3,692	3,597
Note payable, current portion, net	14,874	—
Derivative liability, current portion	438	—
Term Loans, net	—	2,926
Total current liabilities	31,469	18,394

Long-term debt and notes payables, net	50,650	59,798
Derivative liabilities	54,737	236,291
Option	19,476	69,401
Other liabilities	3,052	579
Total liabilities	159,384	384,463

Commitments and contingencies

Stockholders’ equity (deficit):
Common stock, $0.001 par value per share; 900,000,000 shares authorized as of June 30, 2022 and December 31, 2021; 465,326,135 shares and 447,282,263 shares issued and outstanding as of June 30, 2022 and December 31, 2021	465	447
Additional paid-in capital	776,640	765,215
Accumulated other comprehensive loss	(1,128)	(212)
Accumulated deficit	(760,036)	(950,985)
Total stockholders' equity (deficit)	15,941	(185,535)
Total liabilities and stockholders’ equity (deficit)	$175,325	$198,928

Senseonics Holdings, Inc.

Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2022	2021	2022	2021
Revenue, net	$137	433	$429	$920
Revenue, net - related parties	3,577	2,856	5,767	5,215
Total revenue	3,714	3,289	6,196	6,135
Cost of sales	2,890	2,897	4,845	5,217
Gross profit	824	392	1,351	918

Expenses:
Research and development expenses	9,299	7,107	17,103	12,362
Selling, general and administrative expenses	8,561	9,175	16,445	15,762
Operating loss	(17,036)	(15,890)	(32,197)	(27,206)
Other income (expense), net:
Interest income	241	247	334	256
Gain (Loss) on fair value adjustment of option	28,224	(35,730)	49,925	(88,405)
Gain on extinguishment of debt and option	—	—	—	330
Interest expense	(4,510)	(4,034)	(9,005)	(8,092)
Gain (Loss) on change in fair value of derivatives	96,548	(124,361)	181,117	(305,260)
Net gain (impairment)	816	(381)	846	(1,163)
Other expense	(52)	(157)	(71)	(280)
Total other income (expense), net	121,267	(164,416)	223,146	(402,614)

Net Income (Loss)	104,231	(180,306)	190,949	(429,820)
Other comprehensive loss
Unrealized loss on marketable securities	(291)	(16)	(916)	(16)
Total other comprehensive loss	(291)	(16)	(916)	(16)
Total comprehensive income (loss)	$103,940	$(180,322)	$190,033	$(429,836)

Basic net income (loss) per common share	$0.22	(0.42)	$0.42	$(1.08)
Basic weighted-average shares outstanding	464,133,903	431,840,854	460,061,022	398,244,296

Diluted net income (loss) per common share	$(0.03)	(0.42)	$(0.06)	$(1.08)
Diluted weighted-average shares outstanding	601,330,959	431,840,854	604,342,540	398,244,296

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.